UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 8, 2013

TIBCO Software Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26579	77-0449727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3303 Hillview Avenue

Palo Alto, California 94304-1213

(Address of principal executive offices, including zip code)

(650) 846-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On July 8, 2013, TIBCO Software Inc. (“TIBCO”) announced the appointment of Matthew D. Langdon, TIBCO’s Senior Vice President, Strategic Operations, to the position of Senior Vice President, Chief Financial Officer. Mr. Langdon was appointed as TIBCO’s Chief Financial Officer by the Board of Directors of TIBCO on June 27, 2013, effective immediately.

Mr. Langdon, age 40, joined TIBCO in 2003 and has served as its Senior Vice President, Strategic Operations, since October 2012 with responsibility for corporate development, investor relations, marketing and the TIBCO Loyalty Lab business. During his tenure at TIBCO, he has served in various leadership capacities in finance and marketing. Prior to joining TIBCO, Mr. Langdon worked in product management at Siebel Systems Inc., investment management at an affiliate of Bass Brothers Enterprises, and investment banking at Donaldson, Lufkin & Jenrette Securities Corporation. In connection with the appointment, Mr. Langdon’s annual salary was increased to $350,000. Mr. Langdon will also receive 15,000 shares of restricted stock and a $300,000 retention bonus, and will be able to participate in TIBCO’s Executive Incentive Compensation Plan.

With respect to the disclosure required pursuant to Section 401(d) of Regulation S-K, there are no family relationships between Mr. Langdon and any director or executive officer of TIBCO. With respect to Section 404(a) of Regulation S-K, there are no relationships or related transactions between Mr. Langdon and TIBCO that would be required to be reported.

The text of the press release entitled “TIBCO Software Names Matt Langdon as Chief Financial Officer” is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of TIBCO Software Inc. dated July 8, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIBCO Software Inc.

By:	/s/ William R. Hughes
William R. Hughes Executive Vice President, General Counsel and Secretary

Date: July 8, 2013

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of TIBCO Software Inc. dated July 8, 2013.